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                        Strong Common Stock Fund, Inc.

                                  EXHIBIT 16

                          SCHEDULE OF COMPUTATION OF
                            PERFORMANCE QUOTATIONS

I.      AVERAGE ANNUAL TOTAL RETURN

        A.      Formula

                      n                     n ____
                P(1+T) =ERV     or      T= \ /ERV/P-1

Where:          P=      a hypothetical initial payment of $10,000

                T=      average annual total return

                n=      number of years

              ERV= ending redeemable value of a hypothetical $10,000 payment made at the beginning of the stated periods at the end of the stated periods.


        B.      Calculation

                   n ____
                T=\ /ERV/P-1

                1.      One-year period 6-30-95 through 6-30-96

                                1 _____________
                        22.06%=\ /12,206/10,000-1

                2.      Five-year period 6-30-91 through 6-30-96

                                5 _____________
                        21.51%=\ /26,494/10,000-1


                3.      Since inception 12-29-89 through 6-30-96

                                6.5 _____________
                        20.79%=\   /34,142/10,000-1
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III.    TOTAL RETURN

        A.      Formula

                EV-IV
                ----- =      TR
                 IV

Where:          EV=     Value at the end of the period, including reinvestment
                        of all dividends and capital gains distributions.

                IV= Initial value of a hypothetical investment at the net asset value

                TR=     Total Return


        B.      Calculation

                EV-IV
                ----- =      TR
                 IV

                One-year period ended June 30, 1996


                        12,206 - 10,000
                        ---------------         =       22.06%
                            10,000